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Exhibit 2.1

ASSET PURCHASE AGREEMENT

by and between

WHITNEY INFORMATION NETWORK, INC.,

as Buyer,

and

SDI WEALTH INSTITUTE, INC.,
SUCCESS DEVELOPMENT PUBLISHING, INC.
AND
SUCCESS DEVELOPMENT, INC.,

as Sellers

Dated November 25, 2003

ARTICLE VII.	MISCELLANEOUS	10
7.1	Publicity	10
7.2	Entire Agreement	10
7.3	Notices	10
7.4	Non-Assignable Assets	11
7.5	Waivers and Amendments	11
7.6	Survival	11
7.7	Counterparts	11
7.8	Governing Law; Severability	11
7.9	Assignment	12
7.10	Negotiated Agreement	12
7.11	Expenses; Taxes	12
7.12	Headings	12

EXHIBITS
Exhibit A	Form of Assignment of Copyrights
Exhibit B	Form of Assignment of Trademarks
Exhibit C	Form Bill of Sale
Exhibit D	Management Agreement
Exhibit E	Form of Pledge Agreement
Exhibit F	Royal Media Settlement Agreement
SCHEDULES
Schedule 2.1	Assets
Schedule 3.4	Purchase Price Allocation
Schedule 4.1	Shareholders of Sellers
Schedule 4.6	Litigation
Schedule 4.8	Intellectual Property
Schedule 4.9	Insurance

ASSET PURCHASE AGREEMENT

        ASSET PURCHASE AGREEMENT ("Agreement") dated November 25, 2003 (the "Effective Date"), by and among Whitney Information Network, Inc., a Colorado corporation ("Buyer"), and SDI Wealth Institute, Inc., a Florida corporation ("SDI Wealth"), Success Publishing, Inc., a Florida corporation ("Success Publishing"), and Success Development, Inc., a Florida corporation ("SDI") (SDI Wealth, Success Publishing and SDI are individually referred to as "Seller" and collectively referred to as "Sellers").

R E C I T A L S:

        WHEREAS, Sellers are in the business of teaching real estate investing principles through live seminars and home courses (the "Business");

        WHEREAS, Buyer, Sellers, David A. Reecher and Jose A. Alvarez are parties to a Management Agreement dated as of May 23, 2003, as amended on June 4, 2003 (the "Management Agreement"), whereby Buyer assumed the management control of the Business. A copy of the Management Agreement is attached hereto as Exhibit D;

        WHEREAS, pursuant to Section 2.2 of the Management Agreement, Buyer has the right to purchase the Business upon substantially the terms set forth herein; and

        WHEREAS, except for the Excluded Assets (as defined below), Sellers desire to sell and transfer the Assets (as defined below) of Sellers to Buyer, and Buyer desires to purchase the Assets from Sellers, subject to the terms and conditions set forth in this Agreement.

        NOW, THEREFORE, in consideration of the premises and mutual covenants contained in this Agreement and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

Article I. Definitions

        1.1   Definitions. For purposes of this Agreement, the following terms shall have the respective meanings set forth below:

        "Affiliate" of any specified Person means (i) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person and (ii) any 5% stockholder or member of such Person. For purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

        "Agreement" means this Agreement and includes all of the schedules and exhibits annexed hereto.

        "Allocation" has the meaning set forth in Section 3.4.

        "Assets" has the meaning set forth in Section 2.1.

        "Assignment of Copyrights" means an Assignment of Copyrights from Sellers in the form of Exhibit A attached hereto and incorporated by this reference.

        "Assignment of Trademarks" means an Assignment of Trademarks from Sellers in the form of Exhibit B attached hereto and incorporated by this reference.

        "Bill of Sale" means a Bill of Sale from Sellers in the form of Exhibit C attached hereto and incorporated by this reference.

        "Business" has the meaning set forth in the recitals to this Agreement.

        "Closing" means the closing of the purchase and sale of the Assets contemplated by this Agreement.

        "Closing Date" means the Effective Date or such other time as Buyer and Sellers mutually agree.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Effective Date" means the date hereof.

        "Encumbrance" means any lien, charge, security interest, mortgage, pledge or other encumbrance of any nature whatsoever.

        "Excluded Assets" means all of the other assets of Sellers that are not specifically set forth on Schedule 2.1.

        "Excluded Liabilities" means all liabilities and obligations of Sellers.

        "Indemnification Acknowledgement" has the meaning set forth in Section 6.2(a)(ii).

        "Indemnitee" has the meaning set forth in Section 6.2(a).

        "Indemnitor" has the meaning set forth in Section 6.2(a).

        "Losses" means any and all out-of-pocket damages, costs, liabilities, losses (including consequential losses), judgments, penalties, fines, expenses or other costs, including reasonable attorney's fees, incurred by an Indemnitee.

        "Management Agreement" has the meaning set forth in the recitals to this Agreement.

        "Material Adverse Effect" means a material adverse effect on either (i) the assets, operations, personnel, condition (financial or otherwise) or prospects of Sellers, taken as a whole, or (ii) any of Seller's or Buyer's (as applicable) ability to consummate the transactions contemplated hereby.

        "Notice of Claim" has the meaning set forth in Section 6.2(a)(i).

        "Person" means any individual, partnership, limited liability company, limited liability partnership, corporation, association, joint stock company, trust, joint venture, unincorporated organization, governmental entity (or any department, agency or political subdivision thereof) or any other type of legal entity.

        "Pledge Agreement" means a Pledge Agreement in the form of Exhibit E hereto.

        "Proprietary Rights" means all patents, trademarks, service marks, copyrights, trade names and all registrations and applications and renewals for any of the foregoing and all goodwill associated therewith.

        "Purchase Price" has the meaning set forth in Section 3.1.

        "Royal Media" means Royal Media, Inc. and The Media Source, Inc.

        "Royal Media Settlement Agreement" means the Settlement Agreement among Royal Media, Buyer, SDI Wealth and Success Publishing dated as of November 20, 2003, a copy of which is attached hereto as Exhibit F.

        "Securities Act" has the meaning set forth in Section 3.6.

        "Tax" means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, capital gain, intangible, environmental (pursuant to Section 59A of the Code or otherwise), custom duties, capital stock, franchise, employee's income withholding, foreign withholding, social security (or its equivalent), unemployment, disability, real property, personal property, sales, use, transfer, value added, registration, alternative or add-on minimum, estimated or other tax, including any interest, penalties or additions to tax in respect of the foregoing, whether disputed or not, and any obligation to indemnify, assume or succeed to the liability of any other Person in respect of the foregoing.

        "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

        "Third Party Claim" means a claim or demand made by any Person who is not a party hereto against an Indemnitee.

        "Whitney Common Stock" has the meaning set forth in Section 3.1.

        "Whitney Advances" means the sum of (a) (i) the loans and advances from Buyer to Sellers pursuant to Section 2.4 of the Management Agreement (which equaled in the aggregate as of November 12, 2003 $363,863.08), (ii) the refunds paid or to be paid by Buyer on behalf of Sellers to former students of Sellers and their Affiliates (which equaled in the aggregate as of November 12, 2003 $422,739.72), (iii) the amount paid or to be paid to the Attorney General of the State of Florida in connection with such student refunds (which equaled in the aggregate as of November 12, 2003 approximately $150,000), and (iv) all such additional amounts that become due and payable by Sellers, their Affiliates or Buyer in connection with the payments described in subsections (i), (ii) and (iii), less (b) credit card merchant reserve amounts of Sellers that are paid to Buyer (either by Sellers following the return of such amounts to Sellers or from such credit card companies directly to Buyer on behalf of Sellers).

Article II. Purchase and Sale

        2.1   Purchase and Sale. Subject to Section 2.2, Sellers agree to sell, transfer, assign, convey and deliver to Buyer, and Buyer agrees to purchase from Sellers, the specific assets of Sellers described on Schedule 2.1 attached hereto and incorporated by this reference (the "Assets"), free and clear of all Encumbrances. Buyer acknowledges that it has fully inspected the Assets. Except as set forth in Article IV, the tangible Assets are being sold to Buyer in their present physical condition, "AS IS," "WHERE IS," "WITH ALL FAULTS," and WITH NO WARRANTIES, INCLUDING THE IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE with respect to the physical condition of the tangible Assets, and subject to normal wear and tear on the Assets up to the Closing Date.

        2.2   Excluded Assets. Sellers are not selling and Buyer is not purchasing or assuming any obligations with respect to the Excluded Assets, and following Closing, Buyer will not have any right, title, interest or obligation with respect to the Excluded Assets.

        2.3   Assumed Liabilities. Buyer will not assume any liabilities of Sellers, known or unknown, contingent or matured.

Article III. Purchase Price

        3.1   Purchase Price. In consideration of the sale and transfer of the Assets, on the Closing Date, Buyer shall issue to Sellers or their respective designee 200,000 shares (based upon a per share price of $5.00 on November 17, 2003) of newly-issued, restricted common stock, no par value, of Buyer ("Whitney Common Stock"); provided, however, that any amounts of stock and cash paid by Buyer to Royal Media in connection with the Royal Media Settlement Agreement shall reduce the Purchase Price due to Sellers on a share by share basis (the "Purchase Price").

        3.2   Revenue Sharing Following Closing; Offset.

          (a)   Following the Closing Date, Buyer and Sellers will continue to share revenue in accordance with the terms of Section 2.3 of the Management Agreement for each three-day fulfillment training seminar produced by Buyer in connection with each one-day preview training seminar conducted by Sellers prior to November 23, 2003. The revenue earned by Sellers pursuant to this Section 3.2 will be first applied by Buyer to satisfy the repayment of the outstanding Whitney Advances and any excess amounts will then be paid by Buyer to Sellers. In the event such revenue is insufficient to satisfy the repayment in full of the Whitney Advances, and the Whitney Advances have not been repaid in full on or before the 18-month anniversary of the Closing Date, the deficiency shall be paid by Sellers by, in Buyer's sole discretion, (i) the forfeiture of the number of shares of Whitney Common Stock sufficient to satisfy the amount due based upon the closing sale price of Whitney Common Stock on the day immediately preceding the payment date (as determined by Buyer in its sole and reasonable discretion) or (ii) the sale of the number of shares of Whitney Common Stock sufficient to satisfy the amount due.

          (b)   Any sale of the Whitney Common Stock following the date hereof will be conducted at the direction of Buyer to ensure that (i) the Whitney Advances are re-paid by Sellers before any proceeds of such sale are distributed to Sellers or any other party on behalf of any Seller and (ii) the Whitney Common Stock is dribbled into the market so as to minimize the negative impact to the market price of Buyer's stock. Furthermore, in the event that any Seller desires to assign or transfer its rights to the Whitney Common Stock to a creditor of any Seller, Buyer shall permit such assignment or transfer if and only if such assignment or transfer is made expressly subordinate to Buyer's rights to the Whitney Common Stock under this Agreement and the Pledge Agreement, including, without limitation, an express acknowledgement and agreement from such assignee or transferee that its interests in the Whitney Common Stock are expressly conditioned upon the prior repayment in full to Buyer of the Whitney Advances. Sellers shall deliver to Buyer the Pledge Agreement in the form attached hereto as Exhibit E and incorporated herein by this reference to secure the repayment of the Whitney Advances in accordance with this Section 3.2 and the satisfaction of the indemnification obligations of Sellers pursuant to Section 6.1(a). In addition, Sellers acknowledge and agree that Buyer may file financing or continuation statements in furtherance of Buyer's rights to the Whitney Common Stock under this Agreement and the Pledge Agreement under the Uniform Commercial Code in effect in any jurisdiction with respect to the security interests granted hereby and thereby.

        3.3   Closing. The Closing shall take place on the Closing Date at the offices of Buyer, or at such other place or at such other time as Buyer and Sellers shall agree. The parties agree that in the event they do not meet physically to close this transaction that faxed and couriered executed documents shall be acceptable to close this transaction.

        3.4   Allocation of Purchase Price. The Purchase Price shall be allocated among the Assets in the manner set forth in Schedule 3.4 in accordance with Section 1060 of the Code (the "Allocation"). Buyer and Sellers agree that the Allocation shall be used by them for all purposes including Tax, reimbursement and other purposes. Buyer and Sellers agree that they will report the transaction completed pursuant to this Agreement in accordance with the Allocation, including reporting on IRS Form 8594, and that no such party will take a position inconsistent with the Allocation.

        3.5   Further Assurances. From time to time after the Closing, the parties agree to cooperate and to execute and deliver such instruments of sale, transfer, conveyance, assignment and delivery, and such consents, assurances, powers of attorney and other instruments as may be reasonably requested by one or more of the other parties or its counsel in order to vest in Buyer all right, title and interest of Sellers in and to the Assets and otherwise in order to carry out the purpose and intent of this Agreement.

        3.6   Registration of Whitney Common Stock. If at any time and from time to time during the period from the date of issuance of the Whitney Common Stock to Sellers until the date on which Sellers may sell the Whitney Common Stock in accordance with Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), Buyer proposes to file a registration statement (other than on Forms S-4 and S-8, or any successor forms) under the Securities Act with respect to any proposed public offering by Buyer or by any holders of the common stock of Buyer, Buyer shall, not later than 30 days prior to the proposed date of filing of such registration statement with the Securities and Exchange Commission, give written notice (a "Filing Notice") of the proposed filing to Sellers, which notice shall describe the proposed registration and distribution. During the 30 day period following its receipt of a Filing Notice, Sellers may elect, by written notice to Buyer (which notice shall specify the aggregate number of shares of Whitney Common Stock proposed to be offered and sold by Sellers pursuant to such registration statement) to have any or all of the Whitney Common Stock owned by Sellers included in such registration statement, and Buyer shall include such shares in such registration statement. If the managing underwriter(s) of any such public offering should reasonably object to the inclusion of such shares because such inclusion would adversely affect the offering contemplated in such registration statement, and based on such determination recommends inclusion in such registration statement of fewer or none of such shares, then there shall be included in such registration statement only that number of such shares as the managing underwriter(s) reasonably recommends for inclusion therein.

Article IV. Representations and Warranties of Sellers

        As a material inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, Sellers, jointly and severally, represent and warrant to Buyer as follows:

        4.1   Organization, Qualification and Authority. Each of the Sellers is a corporation duly organized and validly existing under the laws of the State of Florida, and is in good standing and duly qualified to do business as a foreign corporation in all jurisdictions where the operation of its respective business or the ownership of its respective properties make such qualification necessary. Sellers have full power and authority to own, lease and operate their facilities and assets as presently owned, leased and operated, and to carry on their business as they are now being conducted. Sellers own no capital stock, security, interest or other right, or any option or warrant convertible into the same, of any Person. The shareholders of Sellers as of the date hereof are set forth on Schedule 4.1. Sellers have the full right, power and authority to execute, deliver and carry out the terms of this Agreement and all documents and agreements necessary to give effect to the provisions of this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and consummation of this Agreement, and all other agreements and documents executed in connection herewith by Sellers, have been duly authorized by all necessary action on the part of Sellers. No other action, consent or approval on the part of Sellers or any other Person or entity is necessary to authorize each of Seller's due and valid execution, delivery and consummation of this Agreement and all other agreements and documents executed in connection herewith. This Agreement and all other agreements and documents executed in connection herewith by Sellers, upon due execution and delivery thereof, shall constitute the valid and binding obligations of Sellers, enforceable in accordance with their terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally and by general principles of equity.

        4.2   No Violations. The execution and delivery of this Agreement and the performance by Sellers of their obligations hereunder, to the best knowledge of Sellers (i) do not and will not conflict with or violate any provision of the articles of incorporation, bylaws, or similar organizational documents of Sellers, and (ii) do not and will not (a) conflict with or result in a breach of the terms, conditions or provisions of, (b) constitute a default under, (c) result in the creation of any Encumbrance upon the capital stock or assets of Sellers pursuant to, (d) give any third party the right to modify, terminate or accelerate any obligation under, (e) result in a violation of, or (f) require any authorization, consent, approval, exemption or other action by or notice to any court or administrative, arbitration or governmental body or other third party pursuant to, any law, statute, rule or regulation or any contract, judgment or decree to which Sellers are subject or by which any of its assets are bound.

        4.3   Real Property. Sellers neither own nor lease any real property.

        4.4   Personal Property. Sellers have good and marketable title to the Assets free and clear of all Encumbrances.

        4.5   Contracts. Other than the Management Agreement, Sellers are not a party to any contract in which the Assets are subject.

        4.6   Litigation. Except as set forth on Schedule 4.6 (for which Buyer assumes no liability), Sellers have not received notice of any violation of any law, rule, regulation, ordinance or order of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality (including, without limitation, legislation and regulations applicable to environmental protection, civil rights, public health and safety and occupational health). Except as set forth on Schedule 4.6 (for which Buyer assumes no liability), there are no lawsuits, proceedings, actions, arbitrations, governmental investigations, claims, inquiries or proceedings pending or, to each of the Seller's knowledge, threatened involving Sellers, any of the Assets or the Business, and no reasonable basis exists for the bringing of any such claim. At Closing, Sellers shall indemnify and hold Buyer harmless from any Losses incurred by Buyer as a result of the litigation described on Schedule 4.6.

        4.7   Broker's or Finder's Fee. Sellers have not employed nor is each of the Seller's liable for the payment of any fee to, any finder, broker, consultant or similar person in connection with the transactions contemplated under this Agreement.

        4.8   Intellectual Property. All Proprietary Rights owned by Sellers, and used in connection with the Business are listed and described in Schedule 4.8. No proceedings have been instituted or are pending or, to each of the Seller's knowledge, threatened which challenge the validity of the ownership by Sellers of any such Proprietary Rights. Other than to Buyer, Sellers have not licensed anyone to use any such Proprietary Rights and, to each of the Seller's knowledge, there has been no use or infringement of any of such Proprietary Rights by any other person.

        4.9   Insurance. Sellers have in effect and have continuously maintained insurance coverage for all of their operations, personnel and assets, and for the Assets and the Business. A complete and accurate list of all such insurance policies is set forth in Schedule 4.9, which policies have previously been provided to Buyer. Schedule 4.9 also sets forth a summary of Sellers' current insurance coverage (listing type, carrier and limits), and includes a list of any pending insurance claims relating to Sellers. Sellers are not in default or breach with respect to any provision contained in any such insurance policies, nor have Sellers failed to give any notice or to present any claim thereunder in due and timely fashion.

        4.10 Tax Returns; Taxes. Sellers have filed or will timely file all federal, state and local Tax Returns and Tax reports required by such authorities to be filed through June 30, 2000. Sellers have paid all Taxes, assessments, governmental charges, penalties, interest and fines due or claimed to be due by any federal, state or local authority through June 30, 2000. There is no pending Tax examination or audit of, nor any action, suit, investigation or claim asserted or, to Sellers' knowledge, threatened against any Seller by any federal, state or local authority; and Sellers have not been granted any extension of the limitation period applicable to any Tax claims. All Taxes, assessments, governmental charges, penalties, interest and fines due or claimed to be due by any federal, state or local authority prior to or after June 30, 2000 by any Seller shall be the responsibility of such Seller and shall be paid by such Seller.

        4.11 Affiliate Interests. Sellers are not a party to any transaction with any Person or Affiliate that establishes any right or interest in any of the Assets.

        4.12 No Omissions or Misstatements. None of the information included in this Agreement and Schedules hereto, or other documents furnished or to be furnished by Sellers, or any of its representatives, contains any untrue statement of a material fact or is misleading in any material respect or omits to state any material fact necessary in order to make any of the statements herein or therein not misleading in light of the circumstances in which they were made. Copies of all documents referred to in any Schedule hereto have been delivered or made available to Buyer and constitute true, correct and complete copies thereof and include all amendments, schedules, appendices, supplements or modifications thereto or waivers thereunder.

Article V. Representations and Warranties of Buyer

        As an inducement to Sellers to enter into this Agreement and to consummate the transactions contemplated hereunder, Buyer hereby represents and warrants to Sellers as follows:

        5.1   Organization, Qualification and Authority. Buyer is a corporation duly formed, validly existing and in good standing under the laws of the State of Colorado. Buyer has the requisite corporate power and authority to own, lease and operate its properties and assets as presently owned, leased and operated and to carry on its business as it is now being conducted. Buyer has the full corporate right, power and authority to execute, deliver and carry out the terms of this Agreement and all documents and agreements necessary to give effect to the provisions of this Agreement and to consummate the transactions contemplated on the part of Buyer hereby. The execution, delivery and consummation of this Agreement and all other agreements and documents executed in connection herewith by Buyer has been duly authorized by all necessary corporate action on the part of Buyer. No other action, consent or approval on the part of Buyer, any stockholder of Buyer, or any other person or entity is necessary to authorize the execution, delivery and consummation of this Agreement and all other agreements and documents executed in connection herewith. This Agreement, and all other agreements and documents executed in connection herewith by Buyer, upon due execution and delivery thereof, shall constitute the valid binding obligations of Buyer, enforceable in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally and by general principles of equity.

        5.2   No Violations. The execution and delivery of this Agreement and the performance by Buyer of its obligations hereunder (i) do not and will not conflict with or violate any provision of the articles of incorporation or similar organizational documents of Buyer, and (ii) do not and will not (a) conflict with or result in a breach of the terms, conditions or provisions of, (b) constitute a default under, (c) result in the creation of any Encumbrance upon the membership interests of Buyer pursuant to, (d) give any third party the right to modify, terminate or accelerate any obligation under, (e) result in a violation of, or (f) require any authorization, consent, approval, exemption or other action by or notice to any court or administrative, arbitration or governmental body or other third party pursuant to, any law, statute, rule or regulation or any contract, order, judgment or decree to which Buyer is subject or by which any of its assets are bound.

        5.3   Broker's or Finder's Fee. Buyer has not employed nor is Buyer liable for the payment of any fee to, any finder, broker, consultant or similar person in connection with the transactions contemplated under this Agreement.

Article VI. Indemnification

        6.1   Indemnification.

          (a)   By Sellers. Sellers shall indemnify and hold harmless Buyer, and its officers, directors, shareholders, employees, Affiliates and agents, at all times from and after the Closing Date, against and in respect of Losses arising from: (i) any breach of any of the representations or warranties made by Sellers in this Agreement (without regard to any materiality qualification contained in any such representation or warranty); (ii) any breach of the covenants and agreements made by Sellers in this Agreement or any exhibit hereto delivered by Sellers in connection with the Closing; (iii) any Excluded Liabilities; (iv) any Excluded Assets; (v) any failure to comply with bulk sales laws or similar laws; (vi) the Royal Media Settlement Agreement; (vii) the Whitney Advances; and (viii) the Settlement Agreement between Daniel S. Pena, International Media Holdings, Inc., Jose A. Alvarez, David A. Reecher, Ron LeGrand and Raymond Rach.

          (b)   By Buyer. Buyer shall indemnify and hold harmless Sellers and their respective directors, officers, employees, Affiliates and agents at all times from and after the Closing Date against and in respect of Losses arising from or relating to: (i) any breach of any of the representations or warranties made by Buyer in this Agreement (without regard to any materiality qualification contained in any such representation or warranty); (ii) any breach of the covenants and agreements made by Buyer in this Agreement or any exhibit hereto delivered by Buyer in connection with the Closing; and (iii) the ownership of the Assets and operation of the Business after the Closing Date.

          (c)   Limitation. Notwithstanding anything else contained herein to the contrary, any claim for indemnification by a party under this Agreement must be made within the applicable statute of limitations period following the Closing Date.

          (d)   Offset. Any amount owing under any provision of this Agreement may be offset by Buyer against any amount owing under any other provision of this Agreement.

        6.2   Indemnification Procedures—Third Party Claims.

          (a)   The rights and obligations of a party claiming a right of indemnification hereunder (each, an "Indemnitee") from a party to this Agreement (each, an "Indemnitor") in any way relating to a third party claim shall be governed by the following provisions of this Section 6.2.

              (i)  The Indemnitee shall give prompt written notice to the Indemnitor of the commencement of any claim, action suit or proceeding, or any threat thereof, or any state of facts which Indemnitee determines will give rise to a claim by the Indemnitee against the Indemnitor based on the indemnity agreements contained in this Agreement setting forth, in reasonable detail, the nature and basis of the claim and the amount thereof, to the extent known, and any other relevant information in the possession of the Indemnitee (a "Notice of Claim"). The Notice of Claim shall be accompanied by any relevant documents in the possession of the Indemnitee relating to the claim (such as copies of any summons, complaint or pleading which may have been served and, or any written demand or document evidencing the same). No failure to give a Notice of Claim shall affect, limit or reduce the indemnification obligations of an Indemnitor hereunder, except to the extent such failure actually prejudices such Indemnitor's ability successfully to defend the claim, action, suit or proceeding giving rise to the indemnification claim.

             (ii)  In the event that an Indemnitee furnishes an Indemnitor with a Notice of Claim, then upon the written acknowledgment by the Indemnitor given to the Indemnitee within 30 days of receipt of the Notice of Claim, stating that the Indemnitor is undertaking and will prosecute the defense of the claim under such indemnity agreements and confirming that as between the Indemnitor and the Indemnitee, and that the claim covered by the Notice of Claim is subject to this Article VI (an "Indemnification Acknowledgment"), then the claim covered by the Notice of Claim may be defended by the Indemnitor, at the sole cost and expense of the Indemnitor; provided, however, that the Indemnitee is authorized to file any motion, answer or other pleading that may be reasonably necessary or appropriate to protect its interests during such 30 day period. However, in the event the Indemnitor does not furnish an Indemnification Acknowledgment to the Indemnitee or does not offer reasonable assurances to the Indemnitee as to Indemnitor's financial capacity to satisfy any final judgment or settlement, the Indemnitee may, upon written notice to the Indemnitor, assume the defense (with legal counsel chosen by the Indemnitee) and dispose of the claim, at the sole cost and expense of the Indemnitor. Notwithstanding receipt of an Indemnification Acknowledgment, the Indemnitee shall have the right to employ its own counsel in respect of any such claim, action, suit or proceeding, but the fees and expenses of such counsel shall be at the Indemnitee's own cost and expense, unless (A) the employment of such counsel and the payment of such fees and expenses shall have been specifically authorized by the Indemnitor in connection with the defense of such claim, action, suit or proceeding or (B) the Indemnitee shall have reasonably concluded based upon a written opinion of counsel that there may be specific defenses available to the Indemnitee which are different from or in addition to those available to the Indemnitor, in which case the costs and expenses incurred by the Indemnitee shall be borne by the Indemnitor.

            (iii)  The Indemnitee or the Indemnitor, as the case may be, who is controlling the defense of the claim, action, suit or proceeding, shall keep the other fully informed of such claim, action, suit or proceeding at all stages thereof, whether or not such party is represented by counsel. The parties hereto agree to render to each other such assistance as they may reasonably require of each other in order to ensure the proper and adequate defense of any such claim, action, suit or proceeding. Subject to the Indemnitor furnishing the Indemnitee with an Indemnification Acknowledgment in accordance with Section 6.2(a)(ii), the Indemnitee shall cooperate with the Indemnitor and provide such assistance, at the sole cost and expense of the Indemnitor, as the Indemnitor may reasonably request in connection with the defense of any such claim, action, suit or proceeding, including, but not limited to, providing the Indemnitor with access to and use of all relevant corporate records and making available its officers and employees for depositions, pre-trial discovery and as witnesses at trial, if required. In requesting any such cooperation, the Indemnitor shall have due regard for, and attempt to not be disruptive of, the business and day-to-day operations of the Indemnitee and shall follow the requests of the Indemnitee regarding any documents or instruments which the Indemnitee believes should be given confidential treatment.

          (b)   The Indemnitor shall not make or enter into any settlement of any claim, action, suit or proceeding which Indemnitor has undertaken to defend, without the Indemnitee's prior written consent (which consent shall not be unreasonably withheld or delayed)), unless there is no obligation, directly or indirectly, on the part of the Indemnitee to contribute to any portion of the payment for any of the Losses, the Indemnitee receives a general and unconditional release with respect to the claim (in form, substance and scope reasonably acceptable to the Indemnitee), there is no finding or admission of any violation of law by, or effect on any other claim that may be made against the Indemnitee and, in the reasonable judgment of the Indemnitee, the relief granted in connection therewith is not likely to have a Material Adverse Effect on the Indemnitee or the Indemnitee's reputation or prospects.

          (c)   Any claim for indemnification that may be made under more than one subsection under Section 6.1 may be made under the subsection that the claiming party may elect in its sole discretion, notwithstanding that such claim may be made under more than one subsection.

        6.3   Indemnification Procedures—Other Claims, Indemnification Generally.

          (a)   A claim for indemnification for any matter not relating to a third party claim under Section 6.2 may be asserted by giving reasonable notice directly by the Indemnitee to the Indemnitor. The Indemnitee shall afford the Indemnitor access to all relevant corporate records and other information in its possession relating thereto.

          (b)   If any party becomes obligated to indemnify another party with respect to any claim for indemnification hereunder and the amount of liability with respect thereto shall have been finally determined, the Indemnitor shall pay such amount to the Indemnitee in immediately available funds within ten days following written demand by the Indemnitee.

Article VII. Miscellaneous

        7.1   Publicity. No press release or other public announcement concerning this Agreement or the transactions contemplated hereby shall be made without advance approval thereof by Sellers and Buyer, except as required by law.

        7.2   Entire Agreement. This Agreement and the schedules and exhibits delivered in connection herewith constitute the entire agreement of the parties with respect to the subject matter hereof, and supercedes all other agreements between the parties. The representations, warranties, covenants and agreements set forth in this Agreement and in any schedules or exhibits delivered pursuant hereto constitute all the representations, warranties, covenants and agreements of the parties hereto and upon which the parties have relied, and except as specifically provided herein, no change, modification, amendment, addition or termination of this Agreement or any part thereof shall be valid unless in writing and signed by or on behalf of the party to be charged therewith.

        7.3   Notices. Any and all notices or other communications or deliveries required or permitted to be given or made pursuant to any of the provisions of this Agreement shall be deemed to have been duly given or made for all purposes if (i) hand delivered, (ii) sent by a nationally recognized overnight courier for next business day delivery or (iii) sent by telephone facsimile transmission (with prompt oral confirmation of receipt) as follows:

  If to Buyer:

    Whitney Information Network, Inc.
    4818 Coronado Parkway
    Cape Coral, Florida 33904
    Attention: Thomas J. McElroy
    Telecopy No.: (239) 945-5730

  with a copy to:

    Brownstein Hyatt & Farber, P.C.
    410 Seventeenth Street, 22nd Floor
    Denver, Colorado 80202
    Attention: Steven S. Siegel
                      Adam J. Agron
    Telecopy No.: (303) 223-1111

  If to Sellers:

    SDI Wealth Institute, Inc.
    Success Development Publishing, Inc.
    Success Development, Inc.
    3904 Airport Road

    Plant City, Florida 33563
    Attention: Jose A. Alvarez
    Telecopy No.: (813) 754-0657

  with a copy to:

    Akerman Senterfitt, P.A.
    50 N. Laura Street, Suite 2500
    Jacksonville, Florida 32202
    Attention: Robert G. Shaffer II
    Telecopy No.: (904) 798-3730

or at such other address as any party may specify by notice given to the other party in accordance with this Section 7.3. The date of giving of any such notice shall be the date of hand delivery, the business day sent by telephone facsimile, and the day after delivery to the overnight courier service.

        7.4   Non-Assignable Assets. Notwithstanding anything contained in this Agreement to the contrary, this Agreement shall not constitute an agreement to transfer, sublease or assign any Contract if any such attempted transfer, sublease or assignment without the consent of any third party would constitute a breach thereof or would in any way materially and adversely affect the rights of Buyer or the obligations of Sellers thereunder following the Closing. Sellers shall use commercially reasonable efforts to obtain the consent of any third party or parties to such transfer, sublease or assignment in all cases in which such consent is required. If any such consent is not obtained, or if an attempted assignment would be ineffective or would materially and adversely affect the rights of Buyer thereunder, Sellers, to the extent practicable, shall perform such agreement for the account of Buyer to the extent permitted under the terms thereof or otherwise cooperate with Buyer, at each of the Seller's expense, in any reasonable arrangement necessary or desirable to provide for Buyer or its designees the benefits of any such agreement for a reasonable period of time following the Closing, including without limitation attempting to continue to obtain the consent of the applicable third party enforcement for the benefit of Buyer of any and all rights of Sellers against the other party thereto arising out of the breach, termination or cancellation of such agreement by such other party or otherwise.

        7.5   Waivers and Amendments. This Agreement may be amended, superseded, canceled, renewed or extended and the terms hereof may be waived only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance.

        7.6   Survival. The representations and warranties contained in Articles IV and V of this Agreement shall survive the Closing.

        7.7   Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

        7.8   Governing Law; Severability. This Agreement shall be governed by, and construed in accordance with the internal Laws of the State of Florida, without reference to the choice of law or conflicts of law principles thereof. The parties hereby irrevocably (a) submit themselves to the non-exclusive jurisdiction of the state and federal courts sitting in Lee, Broward or Palm Beach Counties, Florida (as determined by the party bringing such action in its sole discretion) and (b) waive the right and hereby agree not to assert by way of motion, as a defense or otherwise in any action, suit or other legal proceeding brought in any such court, any claim that it, he or she is not subject to the jurisdiction of such court, that such action, suit or proceeding is brought in an inconvenient forum or that the venue of such action, suit or proceeding is improper. Each party irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers in a manner permitted by the notice provisions of Section 7.3. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM

(WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

        7.9   Assignment. This Agreement shall be binding upon, and inure to the benefit of, the parties and their respective heirs, administrators, successors and permitted assigns. Neither this Agreement nor any rights or obligations hereunder shall be assignable by either party; provided that Buyer may assign its rights under this Agreement (i) as security to any lender providing financing for the transactions contemplated hereby (and any replacement thereof), (ii) following the Closing in connection with a sale of all or substantially all of the Business and (iii) at any time to an Affiliate of Buyer.

        7.10 Negotiated Agreement. The parties hereby acknowledge that the terms and language of this Agreement were the result of negotiations among the parties and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any particular party. Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

        7.11 Expenses; Taxes. Each of Buyer and Sellers shall bear all of their own expenses in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby, including without limitation all fees and expenses of its agents, representatives, counsel and accountants. Any sales, transfer or similar taxes owing from the transfer of Assets shall be paid by Sellers.

        7.12 Headings. The headings contained in this Agreement have been inserted for convenience of reference only and shall in no way restrict or modify any of the terms or provisions hereof.

* * * * * * * *

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

BUYER:
WHITNEY INFORMATION NETWORK, INC.
By:
/s/ RONALD SIMON Ronald Simon Chief Financial Officer
SELLERS:
SUCCESS DEVELOPMENT, INC.
By:
/s/ JOSE A. ALVAREZ Jose A. Alvarez President/CEO
SDI WEALTH INSTITUTE, INC.
By:
/s/ JOSE A. ALVAREZ Jose A. Alvarez President/CEO
SUCCESS DEVELOPMENT PUBLISHING, INC.
By:
/s/ JOSE A. ALVAREZ Jose A. Alvarez President/CEO

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  Exhibit 2.1
ASSET PURCHASE AGREEMENT by and between WHITNEY INFORMATION NETWORK, INC., as Buyer, and SDI WEALTH INSTITUTE, INC., SUCCESS DEVELOPMENT PUBLISHING, INC. AND SUCCESS DEVELOPMENT, INC., as Sellers
Table of Contents
ASSET PURCHASE AGREEMENT